EXHIBIT 99.1

Harvard Apparatus Regenerative Technology, Inc. Investor Teleconference Script Dec. 23, 2014

Tom McNaughton, CFO:

Good morning everyone, and Welcome! David Green, our Chief Executive Officer, and Saverio La Francesca, our Chief Medical Officer, are also on the call today. We appreciate the fact that you have joined us for this update call, during which we shall comment on certain recent events in our business, a recent S-3 filing and our outlook for certain key milestones. Following our comments, we will open the call for any questions.

In our discussion today, we may make statements that constitute forward-looking statements. Our actual results and performance may differ materially from what we have previously projected due to risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the year ended December 31, 2013, and our other public filings. Any forward-looking statements, including those related to our future results and activities, represent our estimates as of today and should not be relied upon as representing our estimates as of any subsequent day.

This presentation and discussion is intended to disclose factual information about HART’s business and developments and does not constitute an offer, or invitation, or solicitation of an offer, to subscribe for or purchase any securities. Neither this presentation or discussion nor anything mentioned today shall form the basis of any contract or commitment whatsoever.

I will now turn the call over to David.

David Green, CEO:

Good morning everyone and thank you for joining us on this call this morning.

A lot has happened with HART over the last few months, much of it very positive for the company, and we are hosting this conference call to explain these events in detail as we are concerned that some of these events may have been misinterpreted.

Firstly we would like to clarify why we have moved away from Russia and focused instead on the commercial potential in the US and EU.

During the last year and a half we have supported transplant procedures with our scaffolds in Krasnodar, Russia as a way to accelerate development of our product and to support life-saving efforts by the surgeons there. However, while such Russian surgeries have certainly been beneficial to the ongoing development program at HART every surgery that was performed in Russia cost us considerable time and money. Further, due to the design of the Russian hospital’s study and the nature and extent of the follow-up medical data made available to us, we believe that additional surgeries in Russia would provide less practical product development data than the work being done in our U.S. and EU research and preclinical programs. Therefore, we decided to terminate our participation in the Russian clinical studies. This action will allow us to narrow our research and preclinical development efforts to the U.S. and the EU in order to shorten our time to market. Hence, our focus going forward will be to use our time and resources to focus exclusively on the development and commercialization efforts in the US and EU.

Secondly, we would like to address some recent press reports…

… publicizing allegations of ethical misconduct by Prof. Macchiarini in his work at the Karolinska Institute in Sweden. Please note that none of these allegations are made against HART and none concern the Russian clinical studies mentioned above. These allegations are currently being investigated by the administration at the Karolinska Institute and we take no position on the outcome. However, I would like to point out that of the three patient cases mentioned in the allegations only one used our scaffold. The other two surgeries used earlier generation scaffolds not made by HART. Both of those two patients who did not receive HART scaffolds have died. The third patient, who did receive our scaffold, was previously implanted with an earlier generation scaffold that was removed and replaced with ours. This patient is alive more than two years after the original transplant and more than a year after being implanted with our scaffold.

I would now like to turn the call over to Dr. Saverio La Francesca, our Chief Medical Officer, who will review the patient results with our product and the development pathway.

Saverio La Francesca, M.D., CMO:

Thank you David, and good morning everyone.

Patients treated with our scaffolds have survived on average much longer than they were expected to live at the time of their surgery. In total, 6 patients have received tracheal scaffolds made by HART. One of these was a pediatric case and we are not currently pursuing regulatory approval for pediatric indications. Of the five adult patients who have been treated with a HART scaffold two are still alive, one at approximately 6 months and one at approximately 29 months from their transplantation with a synthetic scaffold. The average survival for all 5 adult patients is 20 months and growing as two patients are still alive. All three patients who are no longer surviving, died of causes unrelated to a failure of our scaffold. According to their surgeons, one patient died in a road accident, one died of acute liver failure due to alcohol consumption and one died of pneumonia. According to the surgeons involved, these patients had only a few months to live prior to surgery. Please bear in mind that these patients had typically undergone prior surgeries and other therapies, all of which had failed, before being transplanted with our scaffold. We believe this average survival data among extremely sick patients is a strong indication of our product’s potential to significantly extend lives. With this proof of concept established in humans we have turned our attention to preparing for clinical trials in the U.S. and EU.

During 2014, we have met with the FDA and the UK’s Medicines and Healthcare products Regulatory Agency, or MHRA, to discuss our path to clinical trial applications for the HART-Trachea in those markets.

Our HART-Trachea was designated as an Advanced Therapy Medicinal Product in Europe earlier this year, which will allow us to conduct a clinical trial in only one EU country and yet to receive regulatory approval for our product in all the EU countries.

Also, during 2014, we received orphan drug designation for the HART-Trachea from the FDA and we filed for orphan designation in the EU. We expect to receive orphan designation in Europe during the first quarter of 2015.

We are moving through our work plan for the preclinical and quality systems work necessary to prepare for clinical trial applications and we expect to stay on schedule for the aforementioned timeline for clinical trial application submissions in the U.S. and EU.

We are confident that we are on track in developing our HART-Trachea product and we are confident that we will have a compelling product for surgeons to use in addressing severe tracheal trauma and trachea cancer.

Our focus now is to take the life extension potential we have seen in humans and translate it to a strong clinical product so that both patients and our shareholders can benefit. This translation means we need to get approval from regulators in the major revenue generating markets of the US and the EU. We expect to file both the IND (or Investigational New Drug) application in the US and the CTA (or clinical trials authorization) in the EU in 2015. We expect the CTA to be filed earlier than the IND as the EU does not require us to complete a long term large-animal study before filing. In order to complete clinical trials we will obviously need clinical trial sites, i.e., hospitals, and surgeons who want to participate. We have found a very enthusiastic response to our outreach to surgeons and hospitals and we have also been approached, unsolicited, by surgeons at leading academic medical centers who are interested in treating their patients with the HART-Trachea and in collaborating in co-development programs for other organs. We expect to announce these arrangements with hospitals as we sign agreements with them.

I would now like to turn the call back over to David.

David Green, CEO:

Thank you Saverio.

In addition to extending patients’ lives, a critical aspect of making this a strong business is to obtain protection from competition. In this regard we believe we have built three moats around our castle: first patent protection, second first-mover advantage and third, orphan designation. We already have an issued patent and a large number of patents pending that provide some protection from competition. In addition to patent protection we also believe that being the “first-mover” is a considerable advantage. In 2008, our technology was used in the world’s first transplant of a regenerated trachea. In 2011 our technology was used in the world’s first transplant of a regenerated trachea using a synthetic scaffold and in 2013 our technology was used in the first US transplant of a regenerated trachea. We believe we are currently the leading company in the transplantation of synthetic regenerated tracheas.

In addition to patent protection and the first-mover advantage, we believe that orphan designation is a significant barrier to entry. In the US we have already received orphan designation from the FDA. Orphan designation in the US gives us protection from competition for 7 years from the date of marketing for the use of the “same drug for the same use”. In the EU we expect to get orphan designation in Q1 2015 and in the EU orphan designation grants the sponsor 10 years of market exclusivity.

The grant of orphan designation by the FDA is not just about protection from competition. The grant of orphan designation also saves us money by eliminating or reducing user fees we would otherwise need to pay to FDA, it grants us tax credits for clinical research expenses and gives us a better chance of obtaining further favorable treatment from the FDA such as accelerated approval, fast track and priority review. Furthermore, the grant of orphan designation requires the FDA to make an assessment of whether our therapy is “medically plausible”. To do this we submitted the clinical data on our patients. Based on this data the FDA concluded that our therapy was “medically plausible” and hence granted us the orphan designation.

Finally, On December 12, 2014, we filed a shelf registration statement on Form S-3. When we were spun off from Harvard Bioscience just over a year ago we had $15 million in capital. As we have previously disclosed, this was not enough to see us through to cash flow positive and hence we will need to raise additional capital to finance HART’s ongoing development efforts. Once declared effective, the Form S-3 registration should provide us with a variety of potential pathways for raising additional capital.

Thank you for joining us this morning and we will now open the call for questions.

David Green’s final comments:

We end 2015 on a high-note for the company, with 5 adult patients now treated with the HART-Trachea with average survival for all 5 of approximately 20 months and growing, compared to a prognosis of typically just a few months at surgery. We feel that we have clearly established that the HART-trachea has shown proof of concept in humans. Establishing that proof of concept in humans is perhaps the single most important achievement in the development of a biotech company as many companies fail to translate good preclinical data to into good human data. Of course, we still need to go through formal clinical trials to establish safety and efficacy to both FDA and EU standards and we expect 2015 to be the year in which we file the CTA and IND to allow us to begin clinical trials in both the US and EU.

Thank you for joining the call and supporting us in bringing regenerated organs for transplant to the patients who need them.